FIRST AMENDED AND RESTATED CERTIFICATE OF DESIGNATION

OF

DESIGNATIONS, LIMITATIONS, RESTRICTIONS AND RELATIVE RIGHTS
OF

THE SERIES A CONVERTIBLE PREFERRED STOCK OF

AUDIBLE, INC.

_____________________________________

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

______________________________________

    This is to certify that the Board of Directors of Audible, Inc., a Delaware corporation (the "Corporation"), pursuant to authority conferred upon it by the Certificate of Incorporation of the Corporation, has at a meeting of the Board of Directors held on August 1, 2003, established the amendment and restatement of the terms of its Series A Convertible Preferred Stock, $0.01 par value.

    The Board of Directors of the Corporation (the "Board of Directors") has obtained approval for this First Amended and Restated Certificate of Designation from the holders of a majority of the outstanding shares of the Corporation’s Series A Preferred Stock in accordance with the terms of the Corporation’s Certificate of Incorporation, the previously filed Certificate of Designation and the provisions of Section 242 of the General Corporation Law of the State of Delaware. The date on which this First Amended and Restated Certificate of Designation shall be filed with the Secretary of State of the State of Delaware is referred to as the "Amendment Date." The terms established by the prior Certificate of Designation for the Series A Convertible Preferred Stock (the "Series A Certificate of Designation") shall be and hereby are amended and restated as follows:

    1.    Designation of the Series; Rank. 4,500,000 shares of Preferred Stock, par value $0.01 per share, shall be designated as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"). The issuance price of the Series A Preferred Stock shall be $3.75 per share (the "Original Purchase Price"). The Series A Preferred Stock shall rank (a) senior to the Common Stock and any other capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up and (b) pari passu with the Corporation’s Series B Convertible Preferred Stock (the "Series B Preferred Stock") and the Corporation’s Series C Convertible Preferred Stock (the "Series C Preferred Stock") as to dividends and upon liquidation, dissolution or winding up. The date on which the first share of Series A Preferred Stock was issued shall hereinafter be referred to as the "Original Issue Date".

    2.    Dividends.

          (a)    The holders of shares of Series A Preferred Stock shall be entitled to receive dividends ("Preferred Dividends"), which shall accrue and compound semi-annually at the rate of twelve percent (12%) per annum (the "Dividend Rate"). The Preferred Dividends on each share of Series A Preferred Stock shall be cumulative and shall begin to accrue and compound from the Original Issue Date (or, in the case of shares of Series A Preferred Stock issued after the Original

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Issue Date, from the date of issuance of such shares) (the "Accrual Date") and shall cease to accrue and compound on the fourth anniversary of the Amendment Date. Preferred Dividends will accrue regardless of whether there are profits, surplus or other funds of the Corporation’s legally available for payment of dividends.

         (b)    In the event of the conversion of the Series A Preferred Stock pursuant to Section 5 below, all accrued but unpaid Preferred Dividends shall be converted into shares of Common Stock at the then applicable Conversion Price (as that term is defined below).

         (c)    No cash dividends shall be declared or paid upon the Common Stock, any other preferred stock or other securities of the Corporation unless equivalent dividends, on an as-converted basis, are declared and paid concurrently on the Series A Preferred Stock and all accrued and unpaid dividends, including the Preferred Dividends, have been paid on the Series A Preferred Stock.

    3.   Liquidation, Dissolution or Winding Up.

         (a)    In the event of any voluntary or involuntary bankruptcy, liquidation, dissolution or winding up of the Corporation (a "Liquidation"), before any distribution of assets shall be made to the holders of Common Stock, the holders of each share of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (the "Available Assets") an amount equal to the Original Purchase Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares (an "Adjustment")) plus all dividends, including the Preferred Dividends set forth in Section 2 above, declared and unpaid on such share up to the date of distribution to the holders of Series A Preferred Stock of the Corporation assets to which they are entitled. After payment of the preference amount set forth in this Section 3(a), the holders of Series A Preferred Stock shall not be entitled to receive any additional amounts.

         (b)    Nothing set forth in Section 3(a) above is intended to restrict the distribution that would be received by a holder of Preferred Stock if, prior to a Liquidation, such holder elected to convert its shares of Preferred Stock into Common Stock pursuant to Section 5 below.

         (c)    The payment of the preference amount set forth in Section 3(a) shall be made pro rata and on a pari passu basis with the preferential amounts payable upon Liquidation to the holders of the Series B Preferred Stock and Series C Preferred Stock.

         (d)    If upon any such Liquidation the Available Assets shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock shall share ratably in the distribution of the Available Assets in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

         (e)    The preferences described in Sections 3(a), 3(c) and 3(d) shall collectively be known as the "Liquidation Preference."

         (f)     The merger, reorganization, consolidation, sale of all or substantially all the assets of the Corporation or recapitalization of the Corporation into, by or with another corporation (as applicable) or other similar transaction or series of related transactions in which 50% or more of

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the voting power of the Corporation is disposed or in which the stockholders of the Corporation immediately prior to such merger, reorganization, consolidation, sale of all or substantially all the assets of the Corporation or recapitalization own less than 50% of the Corporation’s voting power immediately after such merger, reorganization, consolidation or recapitalization, or the sale of all or substantially all the assets of the Corporation (any such event an "Acquisition Event"), shall be deemed to be a Liquidation for purposes of this Certificate of Incorporation, unless the holders in interest of at least 50% of the then outstanding shares of Series A Preferred Stock, acting together as a single class, elect otherwise by giving written notice thereof to the Corporation at least three (3) days before the effective date of such event. The amount deemed distributed for purposes of determining the Liquidation Preference for the holders of shares of Series A Preferred Stock upon any Acquisition Event shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

         (g)    Written notice of such Liquidation, stating a payment date, the Liquidation Preference and the place where said Liquidation Preference shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile or electronic mail, not less than twenty (20) days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

    4.   Voting.

         (a)    Except as otherwise expressly provided herein or as required by applicable law, the holder of each share of Series A Preferred Stock will be entitled to vote on all matters submitted to a vote or consent of stockholders. Each share of Series A Preferred Stock will entitle the holder thereof to such a number of votes per share equal to the number of shares of Common Stock into which such share of Series A Convertible Preferred Stock is then convertible pursuant to Section 5 hereof (other than shares of Common Stock issuable pursuant to Section 2(b) hereof relating to Preferred Dividends that have accrued subsequent to the Amendment Date) as of the record date for the determination of stockholders entitled to vote on such matter, or if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise provided herein or required by applicable law, the holders of shares of Series A Preferred Stock and Common Stock (as well as the Series B Preferred Stock and Series C Preferred Stock) will vote together as a single class on all matters submitted to a vote or consent of stockholders.

         (b)    The Corporation shall not, without first obtaining the written consent or affirmative vote of the holders of in excess of 50% of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting, as the case may be, separately as a class:

              (i)    amend the Corporation’s Certificate of Incorporation if such action would alter the preferences, rights, privileges or powers of the Series A Preferred Stock or decrease the total number of authorized shares of Series A Preferred Stock;

              (ii)   authorize or issue any new or existing class or series of capital stock senior to the Series A Preferred Stock; or

              (iii)   reclassify any Common Stock into shares having any preference over the Series A Preferred Stock.

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         (c)    The Corporation shall not, without first obtaining the written consent or affirmative vote of the holders of in excess of 50% of the voting power of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as converted basis, given in writing or by vote at a meeting, consenting or voting, as the case may be:

              (i)    reclassify any capital stock of the Corporation into shares ranking senior to, or on a parity with, the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock;

              (ii)   effect any recapitalization or reorganization of the capital stock of the Corporation, or liquidate or dissolve the Corporation;

              (iii)   make any material change in the Corporation’s business or strategic direction (as such business and strategic direction is in place on the Original Issue Date);

              (iv)   declare or pay any dividend or distribution on the Common Stock or purchase, redeem or otherwise acquire or retire for value shares of Common Stock or other securities convertible into or exercisable for shares of Common Stock (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation); or

              (v)    incur any long-term indebtedness or enter into any commitments to incur long term indebtedness (whether by issuance, guarantee or otherwise) or pledge, or create any lien, on any of the Corporation’s assets, except for (A) lease transactions entered into in the ordinary course of business and (B) long-term indebtedness (and pledges of assets to secure a such loan or loans) incurred for (x) operating purposes in the ordinary course of business including working capital needs, improvements and expansion; and (y) financing for the purchase of assets; provided that the maximum aggregate amount outstanding at any time of any such long term indebtedness shall not exceed $4,000,000.

    5.    Optional Conversion. The holders of shares of Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

         (a)    Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Original Purchase Price by (ii) the Conversion Price (as defined below) in effect at the time of conversion. The conversion price at which shares of Common Stock shall be deliverable upon conversion of Series A Preferred Stock without payment of additional consideration by the holder thereof (the "Conversion Price") was initially $.9375. As a result of previous adjustments to the Conversion Price, the Conversion Price at the time of the filing of the First Amended and Restated Certificate of Designation is $.929992634. Such initial Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in Section 5(d) below. The provisions of Section 2(b) shall also apply.

            In the event of a Liquidation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on Liquidation to the holders of shares of Series A Preferred Stock.

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         (b)    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the shares of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Whether or not a holder would otherwise be entitled to a fractional share shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

         (c)    Mechanics of Conversion.

              (i)    In order for a holder of shares of Series A Preferred Stock to convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock at the office of the stock transfer agent for the shares of Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own stock transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney-in-fact duly authorized in writing. The date of receipt of such certificates and notice by the stock transfer agent (or by the Corporation if the Corporation serves as its own stock transfer agent) shall be the conversion date (the "Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of shares of Series A Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

              (ii)    The Corporation shall, at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

              (iii)    All shares of Series A Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with

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respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to eliminate the authorized Series A Preferred Stock or reduce the authorized number thereof as may be appropriate accordingly.

         (d)    Adjustments to Conversion Price:

              (i)    Special Definitions. For purposes of this Subsection 5(d), the following definitions shall apply:

                   (A)    "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities (as defined below) or restricted stock of the Corporation.

                   (B)    "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock or Preferred Stock.

                   (C)    "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Subsection 5(e)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than:

                          (I)    shares of Common Stock issued or issuable upon conversion of shares of the Corporation’s outstanding Preferred Stock;

                          (II)   shares of Common Stock issued or issuable as a dividend or distribution on the Series A Preferred Stock;

                          (III)             shares of Common Stock issued or issuable upon the exercise or conversion of options, warrants and other convertible securities outstanding on the Original Issue Date;

                          (IV)             up to an aggregate of 3,000,000 shares (subject to adjustment for stock splits, stock dividends and subdivisions):

                             (a)    underlying options granted to, or shares of Common Stock acquired by, employees, directors or consultants of the Corporation pursuant to an option plan or other compensation arrangement approved by the Board of Directors and any shares issued upon exercise of such options;

                                         (b)    shares of Common Stock or Convertible Securities issued or issuable to financial institutions or lenders in connection with credit financing arrangements; and

                             (c)    shares of Common Stock or Convertible Securities issued or issuable to vendors, partners or other parties in connection with strategic partnerships, relationship or other similar business arrangements;

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                          (V)    any shares of Common Stock or Convertible Securities issued for which the holders of at least a majority of the Series C Preferred Stock agree in writing that such shares shall not be deemed Additional Shares of Common Stock; and

                          (VI)   shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (I), (II), (III), (IV) and (V) or this clause (VI).

              (ii)    No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding but subject to the provisions of Subsection 5(d)(vii), no adjustment in the number of shares of Common Stock into which the shares of Series A Preferred Stock are convertible shall be made, by adjustment in the applicable Conversion Price thereof, unless the consideration per share (determined pursuant to Subsection 5(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares.

              (iii)   Issue of Options and Convertible Securities Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                 (A)    no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities and, upon the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding; and

                 (B)    if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities, provided that no readjustment pursuant to this clause (B) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have

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resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

               (iv)    Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 5(d)(iii)), without consideration or for a Net Consideration Per Share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest tenth of a cent) determined by multiplying the Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including all shares issued or issuable upon the conversion of shares of such series of Preferred Stock) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect immediately prior to conversion; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including all shares issued or issuable upon the conversion of shares of each series of Preferred Stock) plus the number of such Additional Shares of Common Stock so issued; provided , that , for the purpose of this Subsection 5(d)(iv), immediately after any Additional Shares of Common Stock are deemed issued pursuant to Subsection 5(d)(iii) (whether or not excluded from the definition of "Additional Shares of Common Stock" by virtue of clauses (II), (III), (IV) or (V) of Subsection 5(d)(i)(C)), such Additional Shares of Common Stock shall be deemed to be outstanding.

              (v)    Determination of Consideration. For purposes of this Subsection 5(d), the "Net Consideration Per Share" shall mean the per share consideration received by the Corporation for the issue of any Additional Shares of Common Stock and shall be computed as follows:

                   (A)    Cash and Property.    Such consideration shall:

                 (I)    insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

                 (II)   insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

     (III)              in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

                   (B)    Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 5(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

    (I)    the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible

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Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

    (II)   the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

            (vi)    Adjustment for Combinations or Consolidation of Common Stock. If, at any time after the Original Issue Date, the number of shares of Common Stock outstanding are decreased by a combination or consolidation of the outstanding shares of Common Stock, by reclassification or otherwise, then following the record date fixed for such combination (or the date of such combination, if no record date is fixed), the applicable Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

            (vii)   Adjustment for Stock Dividends, Splits, Etc. If the Corporation shall at any time after the applicable Original Issue Date fix a record date for the subdivision, split-up or stock dividend of shares of Common Stock, then, following the record date fixed for the determination of holders of shares of Common Stock entitled to receive such subdivision, split-up or dividend (or the date of such subdivision, split-up or dividend, if no record date is fixed), the Conversion Price in effect immediately prior to such subdivision, split-up or dividend shall, concurrently with the effectiveness of such subdivision, split-up or dividend, be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in outstanding shares; provided, however, that the Conversion Price shall not be decreased at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

            (viii)             Adjustment for Merger or Reorganization, etc. In case of any consolidation, recapitalization or merger of the Corporation with or into another entity or the sale of all or substantially all of the assets of the Corporation to another entity (other than a subdivision or combination provided for elsewhere in this Section 5 and other than a consolidation, merger or sale which is treated as a Liquidation pursuant to Section 3), each share of Series A Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such shares of Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment shall be made in the application of the provisions in this Section 5 with respect to the rights and interest thereafter of the holders of the shares of Series A Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the shares of Series A Preferred Stock.

       (e)    No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution,

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issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the shares of Series A Preferred Stock against impairment.

       (f)    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of the shares of Series A Preferred Stock.

       (g)    Notice of Record Date. In the event:

            (i)    that the Corporation takes a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or any other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

            (ii)   that the Corporation subdivides or combines its outstanding shares of Common Stock;

            (iii)              of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

            (iv)              of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation or an Acquisition Event;

then the Corporation shall cause to be filed at its principal office or at the office of the stock transfer agent of the Series A Preferred Stock, and shall cause to be mailed to the holders of the Series A Preferred Stock at their last addresses as shown on the records of the Corporation or such stock transfer agent, at least ten days prior to the record date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

                  (A)    the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                  (B)    the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of

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Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

   6.    Other Events.

        (a)    If at any time on or after the fourth anniversary of the Amendment Date,

              (i)    the average daily trading volume of the Common Stock over a period of thirty (30) consecutive trading days (an "Applicable Period") is less than 400,000 shares per day (as adjusted for splits, combinations and the like);

              (ii)   funds managed by Apax Partners, Inc. (such funds collectively referred to as "Apax") continue to own at least eighty five percent (85%) of the outstanding shares of Series A Preferred Stock and Series C Preferred Stock acquired by such funds on or about the Amendment Date (or shares of Common Stock into which such shares of Series A Preferred Stock or Series C Preferred Stock are convertible); and

              (iii)              there has not been a Qualifying Acquisition Event (as defined below) (a) presented to the Board of Directors that the two Apax designees on the Board of Directors have not supported or (b) presented to the Corporation’s stockholders for approval which proposal has not received the favorable vote of all of Apax’s shares of the Corporation’s voting capital stock, then

Apax can request in writing that the Board of Directors use its commercially reasonable efforts to sell the Corporation (such request, a "Sale Request" and the date on which Apax submits such Sale Request, the "Request Date"). Upon receipt of a Sale Request, the Corporation will use its commercially reasonable efforts to sell the Corporation in a Qualifying Acquisition Event.

        (b)    If the Corporation is not successful in its efforts to consummate a Qualifying Acquisition Event within nine (9) months of the Request Date, the Corporation may take one of the following actions within nine (9) months of the Request Date:

              (i)    redeem on a date (the "Initial Redemption Installment Date") within nine (9) months of the Request Date, and agree to redeem on the first and second anniversaries of the Initial Redemption Installment Date, at a redemption price of $5,000,000 per redemption date, that number of shares of Series A Preferred Stock equal to (x) $5,000,000 divided by (y) the aggregate market price of the shares of Common Stock into which each share of Series A Preferred Stock is convertible at such time until such time as no such shares of Series A Preferred Stock are held by Apax; or

              (ii)    effect a placement and sale on a date (the "Initial Placement Installment Date") within nine (9) months of the Request Date, and agree to effect a placement on or before the first and second anniversaries of the Initial Placement Installment Date, of $5,000,000 of Series A Preferred Stock (or shares of Common Stock into which such shares of Series A Preferred Stock are convertible), per placement date at a consideration equal to at least eighty-five percent (85%) of the aggregate market price of such shares of Common Stock (or, in the case of a sale of Series A Preferred Stock, at least eighty-five percent (85%) of the aggregate market price of the shares of Common Stock into which each share of Series A Preferred Stock is convertible at such time).

        (c)    If, subsequent to the Request Date, the average daily trading volume of the Common Stock over an Applicable Period equals or exceeds 400,000 shares per day (as adjusted for splits, combinations and divisions), then the Sale Request shall be deemed rescinded; provided that, Apax

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may make another Sale Request if the conditions specified in Sections 6(a)(i) and (ii) are subsequently met.

        (d)    Subject to Section 6(c) above and 6(e) below, if, within nine (9) months of the Request Date, a Qualifying Acquisition Event is not consummated and the Corporation has not effected the first installment of a redemption pursuant to Section 6(b)(i) or effected the first installment of a placement pursuant to Section 6(b)(ii), then the holders of shares of Series A Preferred Stock shall be entitled to receive Preferred Dividends that accrue at the rate of fifteen percent (15%) per annum (the "Additional Preferred Dividends"). The Additional Preferred Dividends shall be cumulative and shall begin to accrue and compound semi-annually effective as of the Request Date (the "Additional Preferred Dividends Accrual Date") and shall cease to accrue and compound on the third anniversary of the Additional Preferred Dividends Accrual Date. From and after the Additional Preferred Dividends Accrual Date, the term "Preferred Dividends" shall be construed to include Additional Preferred Dividends.

        (e)    Notwithstanding the foregoing, the following provisions shall apply with respect to the application of the provisions of this Section 6:

              (i)    If the sale of the Corporation in a Qualifying Acquisition Event or either of the actions set forth in Sections 6(b)(i) and (ii) (each such circumstance, an "Action") requires the consent or approval of the Corporation’s Board of Directors and the two Apax designees on the Board of Directors do not vote in favor of such Action, then the Corporation shall have no further obligations under this Section 6 and the provisions requiring the payment of Additional Preferred Dividends will be of no force and effect;

              (ii)    If an Action requires the consent or approval of the Corporation’s stockholders and Apax does not vote all of its shares of the Corporation’s voting capital stock in favor of such Action, then the Corporation shall have no further obligations under this Section 6 and the provisions requiring the payment of Additional Preferred Dividends will be of no force and effect;

              (iii)    In the event that the Corporation elects to take the Action specified in Section 6(b)(ii), Apax shall cooperate in good faith with the Corporation in order to effectuate the redemption, including delivery by Apax to the Corporation for cancellation of stock certificates representing the shares being redeemed;

              (iv)    In the event that the Corporation elects to take the Action specified in Section 6(b)(iii), the Corporation shall provide notice to Apax at least twenty (20) days prior to the anticipated date of the sale and placement. Within five (5) days of the delivery of such notice, Apax shall provide the Corporation with written confirmation, which confirmation shall be binding on Apax, that it will consummate the sale of its capital stock so long as the market price threshold set forth in Section 6(b)(iii) is met. Further, Apax shall be required to execute and deliver all documentation reasonably necessary and desirable to implement a placement and sale (whether requested by the placement agent, the purchaser or otherwise). If Apax fails to deliver such a written confirmation, indicates that it does not want the Corporation to proceed with the placement and sale or does not deliver the documentation reasonably necessary and desirable to implement the placement and sale, then the Corporation shall have no further obligations under this Section 6 and the provisions requiring the payment of Additional Preferred Dividends will be of no force and effect;

              (v)    If the Additional Preferred Dividends begin to accrue pursuant to Section 6(d) above and at any time thereafter a Qualifying Acquisition Event is (a) presented to the Board of Directors for approval and the two Apax designees on the Board of Directors do not vote in favor of such

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Qualifying Acquisition Event or (b) presented to the Corporation’s stockholders for approval and Apax does not vote all of its shares of the Corporation’s voting capital stock in favor of such Qualifying Acquisition Event, then upon the earlier of either event, the Additional Preferred Dividends shall immediately cease accruing and the Corporation shall have no further obligations under this Section 6; and

              (vi)    "Qualifying Acquisition Event" shall mean any Acquisition Event in which (a) the aggregate consideration paid in such Acquisition Event is equal to or greater than 85% of the Corporation’s market capitalization (determined at the time that a binding agreement with respect to such Acquisition Event is entered into) and (b) the transaction consideration in such Acquisition Event is in the form of (I) cash or (II) securities of a publicly-traded company whose weekly average trading volume for the four (4) weeks before the Corporation’s Board of Directors approves the Acquisition Event is equal to or greater than the number of shares of such acquiring company that it is projected that Apax will receive in the Acquisition Event with respect to its shares of Series A Preferred Stock.

         (f)    For purposes of this Section 6, the market price of the Common Stock as of a given date shall be the average closing price over the period of twenty (20) consecutive trading days immediately prior to and including such date as reported on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average closing price over the period of four (4) weeks immediately prior to and including such date in the over-the-counter market as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Corporation; provided, however, that for purposes of Section 6(b)(iii), the market price shall mean the closing price immediately prior to the consummation of a placement and sale.

{ Signature on following page }

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IN WITNESS WHEREOF, the Corporation has caused this First Amended and Restated Certificate of Designation to be duly executed by its Chairman, Donald Katz, this __ day of August, 2003.

AUDIBLE, INC.

By:

Name: Donald Katz
Title: Chairman